   As filed with the Securities and Exchange Commission on January 13, 2000

                                                           Registration No. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           _________________________
                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           _________________________
                                DATA RACE, INC.
            (Exact name of Registrant as specified in its charter)

                            12400 Network Boulevard
                           San Antonio, Texas 78249
                                (210) 263-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)
                           _________________________

            Texas                                 3661                     74-2272363
 (State or other jurisdiction          (Primary Standard Industrial     (I.R.S. Employer
 of incorporation or organization)     Classification Code Number)      Identification No.)

                           _________________________
                                James G. Scogin
                                DATA RACE, Inc.
                            12400 Network Boulevard
                           San Antonio, Texas 78249
                                (210) 263-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copy to:

                             J. Patrick Ryan, Esq.
                   Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                            1500 NationsBank Plaza
                              300 Convent Street
                           San Antonio, Texas 78205
                           _________________________

       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.
                           _________________________

 If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

 If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

 If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                             ____________________

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
                                      Amount to be        Proposed Maximum         Proposed Maximum         Amount of
                                       Registered        Offering Price Per        Aggregate Offering    Registration Fee
                                                            Share (1)                  Price (1)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value              2,476,190             $2.91                    $7,205,713               $1,903
--------------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(c), the offering price and registration fee are computed on the basis of the average of the high and low prices of the common stock, as reported by the Nasdaq National Market on January 5, 2000.

                                 ____________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                                                           Subject to Completion
                                                                 January  , 2000


                            Up to 2,476,190 Shares

                                DATA RACE, INC.

                                 Common Stock


     Our common stock is traded on the Nasdaq National Market under the symbol "RACE." On January 5, 2000, the closing price of our common stock was $3.125.

     These shares of common stock are being sold by the shareholders listed under the heading "Selling Shareholders." We will not receive any of the proceeds from the sales of the shares by the selling shareholders.

     Investing in our common stock involves many risks. See "Risk Factors" beginning on page 2.


                                ______________


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                _______________



                    The date of this prospectus is , 2000.

                               TABLE OF CONTENTS

                                                           Page
                                                           ----
About DATA RACE, Inc......................................    2
Risk Factors..............................................    2
Forward-Looking Statements................................    8
Use of Proceeds...........................................    8
Selling Shareholders......................................    8
Plan of Distribution......................................   10
Legal Opinions............................................   11
Experts...................................................   11
Where You Can Find More Information.......................   12

                             ABOUT DATA RACE, INC.


     We design, manufacture and market communications products. Our products carry data, voice, network and fax traffic between a company's offices and its workers who are away from their office. We market our products through a small direct sales force and through national and regional distribution partners.

     Our principal executive offices are located at 12400 Network Boulevard, San Antonio, Texas 78249, and our telephone number is (210) 263-2000. You can access our web site at http://www.datarace.com.


                                 RISK FACTORS

     An investment in the common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock. We believe the following risks represent the known, material risks facing our company, in addition to the risks which typically face any company in our industry. If any of the following risks actually occur, our business, financial condition and operating results could be materially adversely affected. In that case, the trading price of our common stock could decline, and you could lose a part or all of your investment.

Our Future Success Depends on the Success of Unproven Be There!/VocalWare
Products

Our success depends almost entirely on the success of our Be There!/VocalWare product line. The failure of our Be There!/VocalWare products to achieve success would likely have a material adverse effect on our business and our ability to continue operations. We are currently devoting the vast majority of our resources to the Be There!/VocalWare product line. The Be There! system has had very limited success and has failed to generate significant revenue since it was released in 1997. The majority of our historical revenue has come from products other than Be There!/VocalWare. The revenue from these other products has been declining for several years and we believe the trend will continue. The market may not accept our Be There!/VocalWare products for a variety of reasons. Our inability to penetrate our target markets and increase Be There!/VocalWare sales would adversely affect our business and operations.

Our Success is Dependent on Developing a Relationship with a Strategic Partner

Our business strategy is heavily dependent on our ability to establish a strategic relationship with one or more partners who can enhance our market presence and credibility and who can provide needed capital. Our inability to develop such strategic relationships could have a material adverse effect on our business and prospects.

We Will Likely Need Additional Capital to Sustain Operations

We may be required to suspend some or all of our operations if we cannot obtain additional capital when needed. It is possible that sources of capital, such as investors, lenders or strategic partners, may perceive our recent history of losses, current financial condition, or lack of significant Be There!/VocalWare product sales as too great a risk to bear. As a result, we may not be able to obtain additional capital on favorable terms, if at all. Further, if we issue equity securities, shareholders may experience additional dilution or the new equity securities may have rights and preferences senior to the common stock. Even if our sales grow, we may require additional capital to hire additional personnel and increase inventory levels. We cannot predict the timing and amount of our future capital requirements.

We Have a History of Operating Losses and Expect to Have Continued Losses

We have suffered substantial recurring losses, and our Be There! products have not generated significant revenue. We may never return to profitability or generate future revenue levels sufficient to support our operations. In recent years we have funded operations from the sale of equity securities. We expect to continue to incur significant product development, sales and marketing, and administrative expenses and, as a result, will need to generate significant revenue to achieve profitability.

We Must Expand Sales and Distribution Capabilities to Increase Sales

We must expand our direct and indirect sales and marketing operations to increase market awareness of our Be There!/VocalWare products and increase revenue. We cannot be certain that we will be successful in these efforts and our failure to do so could adversely affect our business. Our products require a sophisticated sales effort targeted at senior management of our prospective customers. Lack of adequate capital, our financial condition, and competition for qualified personnel all affect our ability to expand our direct sales force. These factors, as well as our credibility in the market place, also hinder our ability to increase our indirect distribution channels.

The Market for Our Be There!/VocalWare Products May Not Develop as We
Anticipated

The Be There!/VocalWare products have not yet been and may never be widely accepted in the market. We can not be assured that we will establish a market for Be There!/VocalWare products or establish our credibility in that market. The market may elect to embrace alternative products or service solutions to the need for communication between the corporate headquarters and workers who are away from their headquarters. The potential market for our Be There!/VocalWare products may be affected by various factors, including changes in market trends and market needs and changes in technology. The actual rate of growth and size of the market may not reach expected levels. Our business will be adversely affected if the market does not develop or we are not able to penetrate it as we hope.

Rapid Technological Change Could Adversely Affect Our Business

The rapid pace of technological change may prevent us from developing and marketing new products, enhancing our existing products, or responding effectively to emerging industry standards or new product introductions by others. Our future success will be largely dependent on our ability to enhance our existing products and to develop and introduce successful new products. Rapidly changing technology, emerging industry standards, product proliferation and short product life cycles characterize the market for our products. As the technical complexity of new products increases, it may become increasingly difficult to introduce new products quickly and according to schedule. Delays in developing or shipping new or enhanced products could adversely affect our operating results.

Competition from Companies Having Greater Resources Could Adversely Affect Us

The communications industry is intensely competitive. The competitive pressures we face could materially and adversely affect our business, financial condition or operating results. Several of our existing and potential competitors have far more extensive financial, engineering, product development, manufacturing, and marketing resources than we have. As a result, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote much greater resources to the development, promotion, and sale of their products and services than we can. Many of these competitors have far greater brand recognition, which places us at a competitive disadvantage. In addition, some competitors have a lower cost structure that gives them a competitive advantage on the basis of price. There is a growing array of solutions for communication between the corporate headquarters and remote workers, presenting a variety of alternatives to our Be There!/VocalWare products. We expect new competing alternatives to arise as new technologies develop.

Our Limited Customer Base Could Adversely Affect Our Operating Business

We have a limited number of customers for our products and a loss of a key customer or a reduction or delay in orders from the customer could materially and adversely affect operating results. In addition, although we have not yet recorded significant revenue from our Be There!/VocalWare products, we are currently attempting to market them to large corporations, as well as to smaller businesses. If we do succeed in attracting large customers, the revenue from Be There!/VocalWare products could fluctuate significantly according to the purchasing cycle of those limited number of large customers. Our largest customer, Sabratek, which represented 15% of our total revenue in fiscal 1999 is experiencing financial difficulties and has filed for protection under Chapter 11 of the federal bankruptcy law. This could affect our collection on their accounts receivable. We do not generally have and may not obtain minimum product purchase commitments from our customers. Cancellation of orders by important customers could have a substantial effect on our revenue.

Our Business Could Suffer if We Lose Key Personnel or Cannot Attract Qualified Personnel

The loss of key personnel could have a material adverse effect on our business. Our success is dependent largely on the skills, experience and performance of key management, sales and technical personnel. We are especially dependent on our president and chief executive officer and other senior officers, and our Be There! products sales executives. We are also dependent on key technical personnel to introduce new products and to remain in the forefront of technological advances. All of our senior executives and other employees are employed on an "at-will" basis. We do not have any insurance on our employees. Our future success will also depend on our ability to attract highly skilled personnel. Competition for qualified personnel is intense in our industry and we may not be able to retain our key employees or attract and retain other qualified personnel.

The Inability to Protect Our Proprietary Technology Could Reduce Our Competitive Advantage

Intellectual property laws of the United States and foreign countries may not be adequate to protect our proprietary rights. Because the Company's success depends in part on its technological expertise and proprietary technologies, the loss of its proprietary rights could have a material adverse effect on our business. We rely on trade secret protection and, to a lesser extent, on patents and copyrights to protect our proprietary technologies. These steps may not be adequate to deter misappropriation or infringement of our proprietary technologies. Competitors may also independently develop technologies that are similar or superior to our technology. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States.

Intellectual Property Disputes Could Be Costly and Disruptive and Affect the Validity of Our Patents

We may be involved in intellectual property litigation which could adversely affect our intellectual property rights, could be costly, and could divert management's attention away from the business. We believe that the communications industry is a competitive environment where intellectual property disputes are likely to arise. We may be required to bring or defend against litigation to enforce our patents, to protect our trademarks, trade secrets, and other intellectual property rights, to defend against infringement claims, to resolve disputes under technology license arrangements, and to determine the scope and validity of our proprietary rights or those of others. In addition, intellectual property disputes may be initiated against us for tactical purposes to gain competitive advantage or overcome competitive disadvantage, even if the merits of a specific dispute are doubtful. Our limited resources may limit our ability to bring or defend against intellectual property litigation. Adverse determinations in litigation, including litigation we initiate, could result in the loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties, or prevent us from manufacturing or selling our products. In addition, any litigation can be expensive and divert management resources. Any of these consequences could materially adversely affect our business, financial condition and operating results.

Our Dependence on Third Party Suppliers Increases Potential Shipment Delays and Other Risks

Our dependence on third party suppliers could adversely affect our business, customer relationships, or operating results. We manufacture our products using components or subassemblies bought from third party suppliers. Some of these components, such as critical microchips, are available only from a single supplier. We do not have any guaranteed supply arrangements. If we could not obtain a sufficient supply of components from current sources, we could be unable to obtain alternative sources or alter product designs to use alternative components. We have experienced and may again experience supply shortages, which delay product shipments. In addition, we may also be unable to control the cost, quality and reliability of the components we use to manufacture our products.

Our Dependence on Third Party Manufacturers Increases Potential Manufacturing Problems and Other Risks

Our dependence on third party manufacturers could adversely affect our business, customer relationships, or operating results. We use third party manufacturers to assist in assembling our products. Because of this reliance on third party manufacturers, we can not always exercise direct control over manufacturing quality and costs. We may also have problems with production schedules of our products because of other demands placed on the third party manufacturers.

Our Financial Condition and Operating Results Could be Adversely Affected If We Do Not Manage Inventory

Our business and financial condition could be materially adversely affected if we do not effectively manage purchasing activities in the face of uncertain revenue levels. In the past we have substantially increased our inventory levels to meet anticipated shipment requirements. Increased levels of inventory could adversely affect our liquidity or increase the risk of inventory write offs.

We Could Be Adversely Affected If Our Products Fail to Meet FCC and Other Regulatory Standards

The failure of our products to conform to the regulations established by the Federal Communications Commission or similar foreign regulatory body or to meet applicable testing requirements could adversely affect our business. The FCC and other foreign regulators regulate aspects of our products. Our products must typically be tested before they are sold. Foreign authorities often establish telecommunications standards different from those in the United States, making it difficult and more time consuming to obtain the required regulatory approvals. A significant delay in obtaining regulatory approvals could delay the introduction of our products into the market and adversely affect operating results. In addition, changes in regulations or requirements applicable to our products could affect the demand for our products or result in the need to modify products, either of which could involve substantial costs or delays in sales and adversely affect our operating results.

Loss of Our Nasdaq National Market Listing Would Impair Liquidity in the Common Stock and Adversely Affect Our Financial Condition

The delisting of our common stock from the Nasdaq National Market would have a material adverse effect on the liquidity of our common stock and on our financial condition. Our common stock may be delisted if we do not maintain (a) at least $4 million in net tangible assets and a stock price of at least $1.00, or (b) maintain a market capitalization of at least $50 million and a stock price of at least $5.00. There are also other requirements to maintain listing. Our recurring losses and volatile stock price have from time to time caused us to fail to satisfy the continued listing requirements. Delisting would likely impair our ability to raise additional capital and also jeopardize secondary trading exemptions from state "blue sky" laws, further affecting liquidity of the common stock. In addition, delisting could obligate us to pay substantial monetary penalties to the holders of our outstanding preferred stock. Our failure to pay those penalties could also result in redemption of the preferred stock.

Future Sales of Shares Could Adversely Affect Our Stock Price and Impair Our Ability to Raise Capital

The sale or availability for sale of a significant number of shares of common stock in the public market could adversely affect the market price of the common stock, which is already volatile. In addition, the sale of these shares could impair our ability to raise additional equity capital. We have also previously registered for resale shares of common stock including preferred stock and warrants, which have not been sold into the public market. We may elect to reserve and issue additional shares in the future.

Our Stock Price is Highly Volatile

The market price of our common stock in the past has been highly volatile, and for the foreseeable future will likely continue to be highly volatile. This is caused in part by the relatively low aggregate market value of our publicly traded shares. Events or circumstances may cause a much greater percentage change in the market price of our shares than the market price of a company with a higher aggregate market value. There are many events or circumstances, including those highlighted in these risk factors, which could cause the market price of our stock to fluctuate. Many of those events or circumstances are outside our control. In addition, stock prices for many technology companies fluctuate widely for reasons unrelated to their business, financial condition or operating results.

Our Business May Be Adversely Affected by Class Action Litigation Due to Stock Price Volatility

The filing of securities class action litigation against companies often occurs following periods of volatility in the market price of a company's securities. We have in the past and may in the future be a target of securities litigation. Securities litigation could have a material adverse effect on our business if it is filed against us because it could result in substantial costs and a diversion of management's attention and resources. It may also adversely affect our ability to raise capital, our sales efforts, and our ability to attract a strategic partner.

Anti-Takeover Measures Could Prevent or Delay a Change in Control of Our Company

Our shareholder rights plan could have the effect of delaying, deferring, or preventing a change of control of the company and might make it difficult to replace incumbent management. In addition, provisions of our articles of incorporation may have the effect of discouraging unsolicited proposals to acquire control over us. Our board of directors can, without obtaining shareholder approval, issue shares of preferred stock having rights that could adversely affect the voting power of holders of the common stock, including the right to vote as a class on any proposed change of control. In addition, Texas corporate laws, including the Texas Business Combination Law, could also have the effect of hindering or delaying a takeover bid for the company. These laws may inhibit takeover bids and decrease the chance of shareholders realizing a premium to the then current market price of the common stock as a result of a takeover bid. The Business Combination Law prohibits a publicly traded Texas corporation from engaging in a broad range of business combinations with a person who, together with affiliates and associates, owns or did own 20% or more of the corporation's voting stock, for a period of three years after the date of the transaction in which the person first became a 20% owner, unless the business combination is approved in a prescribed manner.

We Could be Adversely Affected by Year 2000 Problems

We are exposed to the risk that the year 2000 issue could cause system failures or miscalculations which could cause disruptions of operations, including, among other things, a temporary inability to process financial transactions or engage in similar normal business activities. We may be required to modify or replace portions of our software and hardware so that those systems will properly utilize dates beyond December 31, 1999. If necessary modifications and replacements are not made, are not completed on time, or are insufficient to prevent systems failures or other disruptions, the year 2000 issue could have a material adverse impact on our operations. As of January 5, 2000, the Company has not experienced any problems associated with year 2000 issues.

The risk for us exists primarily in the following areas:

 .    disruption of computer systems used by us to run our business including information systems, equipment and facilities;

 .    disruption of computer systems used by our suppliers, including suppliers of component parts and manufacturing services, as well as suppliers of necessary energy, telecommunications and transportation needs;

 .    potential warranty or other claims from our customers based on year 2000 problems with our products; and

 .    potential for reduced spending by other companies on our products as a result of significant information systems spending on year 2000 compliance.

In addition, the possibility of interruption exists in the event that the information systems of our suppliers, distributors, resellers and other strategic marketing partners are not year 2000 compliant. The inability of our suppliers, distributors, resellers and other strategic marketing partners to complete their year 2000 resolution process in a timely fashion could materially impact us. We can not predict the effect of non-compliance by these other parties. In addition, disruptions in the economy generally resulting from the year 2000 issues could also materially adversely impact us. We could be subject to litigation for computer systems failure. We can not estimate the amount of potential liability and lost revenue from year 2000 problems.

                          FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of these words and similar expressions are intended to identify the forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. These risks and uncertainties include those noted in "Risk Factors" above and in the documents incorporated by reference.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale by the selling shareholders of the shares of common stock covered by this prospectus.


                             SELLING SHAREHOLDERS

     This prospectus covers the resale of the common stock issued and the common stock issuable upon exercise of the warrants issued to the selling shareholders in a December 1999 $4 million private placement of common stock and warrants.

Summary of December 1999 Private Placement

     Issuance of Common Stock and Warrants

     On December 10, 1999, we completed a private placement of 1,904,761 shares of our common stock and warrants to purchase 571,429 shares of our common stock to three accredited investors: Cranshire Capital, L.P., Keyway Investments Ltd., and Lionhart Investments Ltd. The aggregate price of the securities was approximately $4,000,000. In connection with the private placement, we entered into a securities purchase agreement and a registration rights agreement with the three investors. The following table summarizes the number of shares and warrants issued and the purchase price paid.

         Investor             Shares of Common Stock      Warrants      Purchase Price
         --------             ----------------------      --------      --------------
Cranshire Capital, L.P.               793,651             238,096         $1,666,667
Keyway Investments Ltd.               476,190             142,857         $1,000,000
Lionhart Investments Ltd.             634,920             190,476         $1,333,333

     Material Terms of the Securities Purchase Agreement

     In the securities purchase agreement we granted the investors a right of first refusal to acquire additional securities in any financing transactions we undertake prior to June 7, 2000. If we issue additional shares of our common stock prior to earlier of May 8, 2000 or the effective date of the registration statement of which this prospectus forms a part, then antidilution provisions contained in the securities purchase agreement may require us to issue additional shares of common stock to the investors so as to prevent dilution of the investors' investment in our common stock. In addition, we agreed not to file with the SEC any other registration statements covering the sale or resale of shares of our common stock for a period of 90 days following the effective date of the registration statement of which this prospectus forms a part.

     Material Terms of the Warrants

     The warrants entitle the holders to purchase our common stock at a price of $3.00 per share, subject to customary antidilution adjustments through December 10, 2001. The exercise price was determined based on the average closing bid price of our common stock over the five trading days preceding the issuance of the warrants.

     Material Terms of the Registration Rights Agreement

     In the registration rights agreement we agreed to file the registration statement of which this prospectus forms a part, covering the resale of the common stock issued in the private placement and the shares of common stock issuable upon exercise of the warrants issued in the private placement. We agreed to pay all of the registration expenses. We must also pay penalties if the registration statement is not declared effective by the SEC by April 8, 2000. These penalties may be paid in cash or, at the option of the investors, in shares of our common stock.

     Placement Agent Fees

     PGN Capital Solutions, L.L.C. assisted us in arranging the sale of securities to the participating investors. As compensation for the services provided, we paid PGN Capital Solutions a cash fee equal to $240,000 or 6% of the gross proceeds we received from the investors.

Selling Shareholder Table -- Beneficial Ownership and Shares Offered for Sale

     The following table lists the names of the selling shareholders, the number of shares of common stock beneficially owned by each selling shareholder on January 5, 2000, and the number of shares, which may be offered for sale by this prospectus. Each selling shareholder provided to us the information regarding its share ownership. Because the selling shareholders may offer all, some or none of their common stock, we can not give a definitive estimate as to the number of shares that will be held by the selling shareholders after the offering and we prepared the following table based on the assumption that the selling shareholders sell all of the shares of common stock covered by this prospectus. At January 5, 2000, there were 22,602,924 shares of common stock outstanding.

                                                                           Shares Beneficially Owned
                                                                              After the Offering
                                                                              ------------------
                                         Shares              Shares
                                    Beneficially Owned       Being                       Percent of
        Selling Shareholder         Prior to Offering       Offered       Number        Outstanding
        -------------------         -----------------       -------       ------        -----------
Cranshire Capital, L.P.                 1,121,361(1)      1,031,747       89,614             *

Keyway Investments Ltd.                 1,115,032(2)        619,047      495,985             2.2%

Lionhart Investments Ltd.               1,038,692(2)        825,396      213,296             *

__________________
*   Less than 1%.
(1) Includes 281,985 shares issuable upon exercise of warrants.

(2) Includes 142,857 shares issuable upon exercise of warrants.

(3) Includes 403,772 shares issuable upon exercise of warrants.

                             PLAN OF DISTRIBUTION

        This prospectus covers the resale of shares of common stock by the selling shareholders and their pledgees, donees, assignees and other successors in interest. The selling shareholders may sell their shares on the Nasdaq National Market, in the over-the-counter market or through any other facility on which the shares are traded, or in private transactions. These sales may be at market prices or at negotiated prices. The selling shareholders may use the following methods when selling shares:

     . ordinary brokerage transactions and transactions in which the broker or dealer solicits purchasers;

     . block trades in which the broker or dealer attempts to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

     .  privately negotiated transactions;

     .  any combination of these methods of sale; or

     .  any other legal method.

        The selling shareholders may engage in short sales of the common stock and deliver shares to close out their short positions. The selling shareholders may also enter into put or call options or other transactions with broker-dealers or others which require delivery to those persons of shares covered by this prospectus.

        Brokers, dealers or other agents participating in the distribution of the shares of common stock may receive compensation in the form of discounts or commissions from the selling shareholders, as well as the purchaser if they act as agent for the purchaser. The discount or commission in a particular transaction could be more than the customary amount. We know of no existing arrangements between any selling shareholder and any underwriter, broker, dealer or agent relating to the sale or distribution of the shares.

     The selling shareholders and any brokers or dealers that participate in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any discounts, commissions or other compensation received by these persons and any profit on the resale of the shares by them as principals might be deemed to be underwriters' compensation. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in the sale of the shares against various liabilities, including liabilities under the Securities Act.

     At the time a particular offer of shares is made, to the extent required we will file a supplement to this prospectus which identifies the number of shares being offered, the name of the selling shareholder, the name of any participating broker or dealer, the amount of discounts and commissions, and any other material information.

     The selling shareholders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and its rules and regulations. For example, the anti-manipulative provisions of Regulation M may limit the ability of the selling shareholders or others to engage in stabilizing and other market making activities.

     The selling shareholders may also sell their shares pursuant to Rule 144 under the Securities Act, rather than pursuant to this prospectus, so long as they meet the criteria and conform to the requirements of the rule.

     We will not receive any of the proceeds from the sale of the shares by the selling shareholders. We will pay the registration and other offering expenses related to this offering, but the selling shareholders will pay all underwriting discounts and brokerage commissions incurred in connection with the offering. Pursuant to the registration rights agreement for the June 1999 private placement of common stock and warrants, we have agreed to indemnify the selling shareholders against various liabilities, including liabilities under the Securities Act.

     In order to comply with some states' securities laws, if applicable, the shares will be sold in those states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and is satisfied.

                                LEGAL OPINIONS

     Our special counsel, Akin, Gump, Strauss, Hauer, & Feld, L.L.P., San Antonio, Texas, has issued a legal opinion regarding the legality of the shares of our common stock offered by this prospectus.

                                    EXPERTS

     The financial statements of Data Race, Inc. as of June 30, 1999 and 1998, and for each of the years in the three year period ended June 30, 1999, have been incorporated by reference in this prospectus and in the registration statement of which this prospectus forms a part in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the SEC's web site at http://www.sec.gov. In addition, you can read and copy our reports, proxy statements and other information at the offices of The Nasdaq National Market, Report Section, 1735 K Street, N.W., Washington, D.c. 20006, on which our common stock is listed.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all the shares.

     .   Annual Report on Form 10-K for the fiscal year ended June 30, 1999;

     .   Quarterly Report on Form 10-Q for the quarter ended September 30, 1999;

     .   Current Report on Form 8-K filed December 17, 1999; and

     . Registration Statement on Form 8-A filed with the SEC on October 5, 1992, which contains a description of the terms of our common stock, as well as any amendment or report filed later for the purpose of updating the description.

     You can request a copy of these filings, at no cost, by writing or telephoning us at the following address:


     DATA RACE, Inc.
     Attn:  Corporate Secretary
     12400 Network Blvd.
     San Antonio, Texas 78249
     (210) 263-2000

     You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference. We have not authorized anyone else to provide you with different information. The selling shareholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

     This prospectus is part of a registration statement we filed with the SEC
(Registration No. 333-    ). More information about the shares sold by the
selling shareholders is contained in that registration statement and the exhibits filed along with the registration statement. Because information about contracts referred to in this prospectus is not always complete, you should read the full contracts which are incorporated by reference in this prospectus. You may read and copy the full registration statement and its exhibits at the SEC's public reference rooms or their web site.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.


     The expenses (other than underwriting discounts and commissions) in connection with the issuance and distribution of the common stock registered hereby are as follows:

SEC registration fee.....................................  $ 1,903

Nasdaq Listing of Additional Shares filing fee...........   17,500

Legal fees and expenses..................................   10,000*

Accounting fees and expenses.............................    2,500*

Miscellaneous............................................  $ 3,097*
                                                           -------

     Total...............................................  $35,000*
                                                           =======

_______________
* Estimated.


Item 15.  Indemnification of Directors and Officers.

     Article 2.02-1 of the Texas Business Corporation Act provides for indemnification of directors and officers in certain circumstances. In addition, the Texas Miscellaneous Corporation Law provides that a corporation may amend its Articles of Incorporation to provide that no director shall be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, provided that the liability of a director is not eliminated or limited for: (i) any breach of the director's duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) any transaction from which such director derived an improper personal benefit; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute.

     We amended our Articles of Incorporation and added Article Ten adopting such limitations on a director's liability. Our Articles of Incorporation also provide in Article Ten, for indemnification of directors or officers in connection with the defense or settlement of suits brought against them in their capacities as directors or officers of the company, except in respect of liabilities arising from gross negligence or willful misconduct in the performance of their duties.

     Article VIII of our bylaws provides for indemnification of any person made a party to a proceeding by reason of such person's status as a director, officer or employee of the company, except in respect of liabilities arising from negligence or misconduct in the performance of their duties.

     We have obtained an insurance policy which provides for indemnification of officers and directors of the company and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

Item 16.  Exhibits


     Exhibits
     3.1       Articles of Amendment to and Restatement of the Articles of Incorporation of
               the Company, filed December 27, 1991. (a)

     3.2       Articles of Correction to Articles of Amendment to and Restatement of the
               Articles of Incorporation of the Company, filed August 13, 1992. (a)

     3.3       Articles of Amendment to the Articles of Incorporation of the Company, filed
               August 21, 1992. (a)

     3.4       Statement of Resolution Establishing Series B Participating Cumulative
               Preferred Stock. (b)

     3.5       Statement of Designation, Preferences and Rights of Series D Convertible
               Preferred Stock. (c)

     3.6       Statement of Designation, Preferences and Rights of Series E Convertible
               Preferred Stock. (c)

     3.7       Articles of Amendment to the Articles of Incorporation of the Company,
               filed January 21, 1999. (e)

     3.8       Statement of Designation, Preferences and Rights of Series F Convertible
               Preferred Stock. (e)

     3.9       Bylaws of the Company and Amendments to Bylaws. (a)(d)

     5.        Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (g)

     10.1      Securities Purchase Agreement, dated December 10, 1999, between the
               Company, Cranshire Capital, L.P., Kewyay Investments Ltd., and
               Lionhart Investments Ltd. (f)

     10.2      Registration Rights Agreement, dated December 10, 1999, between the
               Company, Cranshire Capital, L.P., Kewyay Investments Ltd., and
               Lionhart Investments Ltd. (f)

     10.3      Warrants for December 1999 Private Placement (f)

     23.1      Consent of KPMG LLP. (g)

     23.2      Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in opinion filed as Exhibit 5)

     24.       Power of Attorney. (included as part of the signature page to this registration statement)

________________________________
     (a) Filed as an exhibit to Form S-1 Registration Statement No. 33-51170, effective October 7, 1992.

     (b) Filed as an exhibit to Form 10-K Annual Report for the fiscal year ended June 30, 1997.

     (c)       Filed as an exhibit to Form 8-K Current Report filed August 4,
               1998.

     (d) Filed as an exhibit to Form 10-Q Quarterly Report for the quarter ended December 31, 1996.

     (e) Filed as an exhibit to Form S-3 Registration Statement No. 333-71319, effective April 20, 1999.

     (f)       Filed as an exhibit to Form 8-K Current Report filed December 17,
               1999.

     (g)       Filed herewith.

Item 17.  Undertakings.

     (a) The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;


              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;


              (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement, or any material change to such information in the Registration Statement; provided, however, that paragraphs
                   (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)  The undersigned Registrant hereby undertakes that:

     (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such new securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on January 6, 2000.

                                       DATA RACE, INC.

                                       By: /s/ Dr. W. B. Barker
                                           ---------------------
                                           Dr. W. B. Barker
                                           President and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of DATA RACE, Inc., hereby constitute and appoint Dr. W.B. Barker and James G. Scogin, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, and any and all Registration Statements filed pursuant to Rule 462 or Rule 429 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

        Name                                     Title                               Date
        ----                                     -----                               ----
 /s/ Dr. W. B. Barker             President, Chief Executive Officer and        January 6, 2000
--------------------------        Director
  Dr. W. B. Barker

 /s/ James G. Scogin              Chief Financial Officer, Treasurer and        January 6, 2000
--------------------------
 James G. Scogin                  Secretary (Principal Financial and
                                  Accounting Officer)

 /s/ Jeffrey P. Blanchard         Chairman of the Board of Directors            January 6, 2000
--------------------------
 Jeffrey P. Blanchard

 /s/ Matthew A. Kenny             Director                                      January 6, 2000
--------------------------
 Matthew A. Kenny

 /s/ George R. Grumbles           Director                                      January 6, 2000
--------------------------
 George R. Grumbles

 /s/ Dwight E. Lee                Director                                      January 6, 2000
--------------------------
 Dwight E. Lee

                               INDEX TO EXHIBITS

Exhibits

3.1 Articles of Amendment to and Restatement of the Articles of Incorporation of the Company, filed December 27, 1991. (a)

3.2 Articles of Correction to Articles of Amendment to and Restatement of the Articles of Incorporation of the Company, filed August 13, 1992.
          (a)

3.3 Articles of Amendment to the Articles of Incorporation of the Company, filed August 21, 1992. (a)

3.4 Statement of Resolution Establishing Series B Participating Cumulative Preferred Stock. (b)

3.5 Statement of Designation, Preferences and Rights of Series D Convertible Preferred Stock. (c)

3.6 Statement of Designation, Preferences and Rights of Series E Convertible Preferred Stock. (c)

3.7 Articles of Amendment to the Articles of Incorporation of the Company, filed January 21, 1999. (e)

3.8 Statement of Designation, Preferences and Rights of Series F Convertible Preferred Stock. (e)

3.9       Bylaws of the Company and Amendments to Bylaws. (a)(d)

5.        Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (g)

10.1 Securities Purchase Agreement, dated December 10, 1999, between the Company, Cranshire Capital, L.P., Kewyay Investments Ltd., and Lionhart Investments Ltd. (f)

10.2 Registration Rights Agreement, dated December 10, 1999, between the Company, Cranshire Capital, L.P., Kewyay Investments Ltd., and Lionhart Investments Ltd. (f)

10.3      Warrants for December 1999 Private Placement (f)

23.1      Consent of KPMG LLP. (g)

23.3 Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in opinion filed as Exhibit 5)

24. Power of Attorney. (included as part of the signature page to this registration statement)

_______________________________
(a) Filed as an exhibit to Form S-1 Registration Statement No. 33-51170, effective October 7, 1992.

(b) Filed as an exhibit to Form 10-K Annual Report for the fiscal year ended June 30, 1997.

(c)       Filed as an exhibit to Form 8-K Current Report filed August 4, 1998.

(d) Filed as an exhibit to Form 10-Q Quarterly Report for the quarter ended December 31, 1996.

(e) Filed as an exhibit to Form S-3 Registration Statement No. 333-71319, effective April 20, 1999.

(f)       Filed as an exhibit to Form 8-K Current Report filed December 17,
          1999.

(g)       Filed herewith.